Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT

This Confidential Separation Agreement (“Agreement”) is entered into as of the Separation Date indicated below between KIMBALL HILL, INC. (“Company”) and Eugene K. Rowehl (“Employee”).

Whereas, Employee and Company have jointly concluded that it is in their mutual best interests that Employee’s employment relationship with Company should end,

Therefore, in consideration of the mutual promises and agreements set forth in this Agreement, Company and Employee agree as follows:

1.             Employment Separation.

A.            Effective October 19, 2007 (“Separation Date”), Employee resigns from all active employment by and all offices and positions with Company and Company’s parents, subsidiaries, and affiliates, including but not limited to the position of Senior Vice President and Chief Financial Officer of Kimball Hill, Inc. Upon Company’s request, Employee shall execute and deliver to Company written resignations as a director, management committee member and/or  officer of all of Company’s subsidiaries and affiliates.

B.            Effective on the Separation Date, Employee’s employment shall end and Employee shall have no duties and no authority to make any representations or commitments on behalf of Company and Company’s subsidiaries and affiliates, as an officer, employee, or in any other capacity whatsoever. Thereafter, Employee shall have no further rights deriving from Employee’s employment by Company or Company’s subsidiaries and affiliates and shall not be entitled to any further compensation or non-vested benefits, except as provided in this Agreement.

2.             Separation Payment.  In exchange for Employee’s Covenants in Section 6, Employee’s Waiver and Release of Claims in Section 7, and Employee’s Covenant Not To Sue in Section 8, and the other acknowledgements and agreements in this Agreement, and subject to the terms and conditions of this Agreement, Company shall pay Employee the gross amount of $550,000.00  payable in a single payment (the “Separation Payment”) after the expiration of the revocation period described in Section 7 of this Agreement; provided that if Employee cancels this Agreement pursuant to Section 7 of the Agreement, then Company will have no obligation to pay Employee any portion of the Separation Payment.  This Separation Payment is made in lieu of, and not in addition to, payments otherwise provided for under the Severance Pay Policy maintained by Company. Employee acknowledges that the Separation Payment is good and valuable consideration to which Employee is not otherwise entitled.

If Employee does not sign this Agreement or, after signing, cancels this Agreement, then he shall receive only those benefits and payments required by law.

3.             Bonus.  Company will pay Employee a bonus for the Company’s 2007 Fiscal Year in the amount of $165,000.00 no earlier than January 2, 2008 and no later than January 31, 2008.

4.             Stock Purchase.  Company agrees to purchase from Employee all shares of common stock of the Company owned by Employee, in accordance with the following provisions:

A.            Employee currently owns 55,000 shares of common stock of Company, represented by Certificate No. 30 dated 10/31/1999 (7,500 shares), Certificate No. 37 dated 12/31/2001 (16,500 shares), Certificate No. 94 dated 9/23/2005 (7,000 shares), Certificate No. 120 dated 9/28/2006 (16,097 shares), and Certificate No. 121 dated 9/28/2006 (7,903 shares) (collectively, the “Company Stock”). Employee represents and warrants that he is the lawful owner of, and has the complete right, title, and interest in and to the Company Stock, free and clear of any and all liens, encumbrances, or rights of third parties, that he has not sold, transferred, pledged, or assigned the Company Stock, and that he has full power to sell, transfer, and assign the Company Stock to Company in accordance with the terms of this Agreement.

B.            Company and Employee agree that the per share fair market value of Company Stock as of the Separation Date (“Fair Market Value”) will be the value determined by Company’s Stock Option Committee (“Committee”) organized pursuant to the Company’s Incentive Stock Option Plan (“Plan”). The parties understand that the Trustee of the Company’s Employee Stock Ownership Plan (the “ESOP”) will make a determination of the fair market value of the Company’s common stock as of September 30, 2007  for purposes of the ESOP (the “ESOP Valuation”).  Employee agrees that the Committee may determine, in its discretion, that the Fair Market Value as of the Separation Date is the per share fair market value of the Company’s common stock as of September 30, 2007 determined by the Trustee of the ESOP, and Employee agrees to accept the Committee’s determination for all purposes of this Agreement. Company and Employee anticipate that the Trustee will notify Company of the ESOP Valuation in November 2007 and that the Committee will make its determination of Fair Market Value thereafter.  Within one week after Company’s receipt of the Trustee’s written determination of the ESOP Valuation as of September 30, 2007, Company will notify Employee of (1) the ESOP Valuation as determined by the Trustee and (2) the Fair Market Value as determined by the Committee.

C.            Employee agrees to sell, and Company agrees to buy, effective as of the Separation Date, all of the Company Stock for an amount equal to 55,000 multiplied by the Fair Market Value as determined by the Committee (the “Purchase Price”).

D.            Employee agrees that he will deliver to Company the following documents not later than one week after his receipt of the notification of the ESOP Valuation as determined by the ESOP Trustee and the Fair Market Value as determined by the Committee:

1.             Certificate No. 30 dated 10/31/1999, Certificate No. 37 dated 12/31/2001, Certificate No. 94 dated 9/23/2005, Certificate No. 120 dated 9/28/2006, and Certificate No. 121 dated 9/28/2006 (collectively, the “Certificates”); and

2.             Executed Stock Powers for all the Certificates in substantially the form of Exhibit A to this Agreement.

Title to the Company Stock will vest in Company immediately upon Employee’s delivery of the Certificates and the executed Stock Powers to Company.

E.             Payment of Purchase Price

1.             Employee acknowledges that the Company’s loan and financing agreements, including the Trust Indenture (the “Trust Indenture”) with respect to the $203 million in principal amount of 10½% senior subordinated notes due 2012 that subsequently were registered with the Securities and Exchange Commission and the Credit Agreement (the “Credit Agreement”) with respect to the Company’s $500 million revolving credit facility, as they may be amended, modified, refinanced or replaced in the future, place various limitations, restrictions and constraints upon the Company’s ability and willingness to redeem shares from its shareholders.  Employee further acknowledges that the Company has the right and need to maintain a certain level of financial availability to make “Restricted Payments” as defined in the Trust Indenture to terminated, retired, or deceased employees who have vested benefits in the Company’s Employee Stock Ownership Plan (“ESOP”).

                2.             Provided that Employee has delivered the Certificates and the executed Stock Powers to Company in accordance with this Section 4, Company will pay Employee the Purchase Price as follows:  on or before January 15, 2008, Company will pay Employee an amount equal to the lower of (i) the Purchase Price or (ii) $4,000,000. The Company shall make such further payment of the Purchase Price, if necessary, as soon as, in Company’s reasonable opinion, it has satisfied its obligations to make any required payments to former employees who have vested benefits in the ESOP, so long as Company is otherwise permitted to make a further payment of the Purchase Price under the various limitations, restrictions and constraints contained in the Trust Indenture and the Credit Agreement.

3.             The Purchase Price shall be evidenced by the Company’s Non-Negotiable Promissory Note in substantially the form attached as Exhibit B, which shall be delivered to Employee on the date on which Employee delivers the Certificates and executed Stock Powers to Company.

4.             All payments of the Purchase Price shall be made, at the direction of Employee, either by wire transfer or by check payable to Eugene K. Rowehl and mailed to the following address:

2634 Hidden Shore Drive

Katy, TX  77450

The check shall be mailed first class mail, postage prepaid, and each payment shall be considered made as of the date of mailing.

                5.             Notwithstanding anything in this Agreement to the contrary, under no circumstances will Company be obligated to make any payment of the Purchase Price if, in the reasonable opinion of Company, the payment is prohibited (a) by the Trust Indenture or the Credit Agreement or any similar agreement or commitment or (b) by any federal, state, or other securities law, or any other requirement of law or of any regulatory body with jurisdiction over the Company.

5.             Other Benefits and Compensation.

A.            Vacation Pay.  In addition to the Separation Payment, Company will pay Employee for any accrued and unused vacation days and floating holidays earned by Employee as of the Separation Date, except that if Employee has taken unearned vacation days, Employee’s final regular paycheck will be reduced to reflect the cost of such vacation days.

                B.            Matching Contributions.  Under Company’s Matching Contributions Program, Company will match only charitable contributions made prior to Employee’s Separation Date.

                C.            Continuing Health Benefits.  Company will continue to provide Employee, through the group health benefits plans maintained by Company, with individual or family medical and dental coverage on substantially the same basis as active employees of Company until the earlier of the first anniversary of the Separation Date or the last day of the month in which Employee commences employment with another employer or the last day of the month in which Employee ceases to pay for this coverage (the “Coverage Period”).  The Coverage Period shall not be taken into account as a period of continuation coverage for purposes of Part 6 of Title I of the Employee Retirement Income Security Act of 1974 (also known as the Consolidated Omnibus Budget Reconciliation Act or COBRA) or for purposes of any other obligation of Company to provide any continued coverage to Employee (or, if applicable, to Employee’s family) under any group health benefits plan maintained by Company.  Notwithstanding any provision in this Agreement to the contrary, Company reserves the right to amend, modify or terminate any group health benefit plan maintained by Company) and any such amendment, modification, or termination will apply to Employee during the Coverage Period to the same extent that it applies to active employees of Company.

                D.            Outplacement Assistance.  Company will provide Employee, at Company’s expense, with six months of outplacement assistance through the firm of Scherer, Schneider, Paulick (“SSP”). At Employee’s request, Company will continue to provide Employee with outplacement assistance through SSP on a month-to-month basis for up to six additional months.

E.             Withholding.  Company will withhold from the compensation and benefits payable to Employee under this Agreement all appropriate deductions for employee benefits, if applicable, and all amounts necessary for Company to satisfy its withholding obligations under applicable tax laws.

6.             Employee’s Covenants.  In order to protect the business, good will, confidential information, relationships and other proprietary rights of Company, Employee agrees to the following:

A.            Return of Company Property.  By the Separation Date, Employee will return to Company all Company property, including but not limited to:  identification cards; files; computer hardware, software, equipment and disks; cell phones; keys; Company owned or leased vehicles; credit cards; and financial records, customer lists, vendor information, and all other Confidential Information (as defined below) in Employee’s possession, except that Employee may retain his laptop computer, provided that Employee delivers the laptop to the Company IT representative in Rolling Meadows prior to October 12, 2007 so that the Company can remove all Company proprietary programs and all Company information from this computer.

B.            Nondisclosure of Company’s Confidential Information.  Employee acknowledges that he performed services for the Company that required the Company to disclose to him confidential business information and trade secrets (“Confidential Information”). Employee agrees that he will keep all Confidential Information strictly and absolutely confidential and that he will not directly or indirectly use or disclose to any person outside the Company, any Confidential Information of Company, or any Confidential Information received from or about third parties by Company. Employee will use reasonable and prudent care to safeguard and prevent the unauthorized use or disclosure of Confidential Information. Employee acknowledges and agrees that Confidential Information is any information relating to the Company and its employees, customers, trade partners, and development partners that is not generally available to the public, and includes information relating to the Company’s actual or anticipated business operations, including, but not limited to, information about the Company’s products, homebuilding designs and specifications, credit agreements, debt instruments, equity financing agreements, financial performance, projected financial performance, financial data, financial strategy, assets, liabilities, pricing, margins, business systems, business plans, marketing plans, customer strategy, land acquisition strategy, land acquisition terms, land development strategy, the identity of Company’s subcontractors, vendors, suppliers, and partners, resources, technical analyses, and recruiting and compensation practices.

Employee acknowledges and agrees that the Confidential Information is valuable and that breach of his or her confidentiality obligations will cause Company irreparable injury and damage that cannot be reasonably or adequately compensated by money damages. Employee expressly agrees that Company shall be entitled to injunctive or other equitable relief in order to prevent a breach of his confidentiality obligations, in addition to any other remedies legally available to Company. Employee expressly waives the claim that Company has an adequate remedy at law for breach of Employee’s obligations under this Section 6.

C.            Nonsolicitation of Employees. Employee shall not, at any time prior to the Separation Date or during the twelve (12) month period following the Separation Date, solicit or participate in or promote the solicitation of any person who was employed by Company on the Separation Date to leave the employ of Company or, on behalf of himself or any other person, hire, employ, or engage any such person, or otherwise interfere with the performance of any person’s duties for the Company.

7.             Employee’s Waiver and Release of Claims.  As a material inducement to Company to enter into this Agreement, and in consideration of Company’s promise to make the Separation Payment, Employee knowingly and voluntarily releases and forever discharges Company, and all of its past, present, and future affiliates, parents, subsidiaries and related entities, and all of their past, present and future officers, directors, shareholders, employees, agents, attorneys and assigns (collectively, the “Releasees”), from any federal, state or local claims, demands, actions, liabilities, suits or causes of action, at law or equity or otherwise, and any and all rights to or claims for attorneys’ fees or damages (including back pay, compensatory, punitive, or liquidated damages) or equitable relief, which s/he has or may have against any or all of the Releasees, whether such claims are known or unknown, arising up until the Separation Date, out of Employee’s employment with Company or any of its affiliates or the termination of Employee’s employment with Company or any of its affiliates except that Employee does not waive any claims for workers’ compensation benefits or unemployment benefits.

This release includes, but is not limited to, rights and claims arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990 (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, ERISA, the Fair Labor Standards Act, any state or local human rights statute or ordinance, any claims or rights of action relating to breach of contract, breach of an employment agreement, breach of a bonus agreement, violation of personnel policies or handbooks, public policy, personal or emotional injury, defamation, libel, slander, additional compensation, or fringe benefits; provided, however, that Employee does not release any claims he may have now or in the future for (1) indemnification by Company under its by-laws; or (2) any insurance coverage, including, without limitation, directors and officers liability insurance, which might cover Employee for any acts or omissions he committed while an officer or employee of Company.  Employee specifically waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by Employee to exist. This release is not intended to waive or release any claim for failure to provide vested benefits under a Company-sponsored employee benefit plan to which Employee is legally entitled. Nor does this release waive claims arising after the date of this Agreement or claims that otherwise cannot be released by law.

YOU UNDERSTAND THAT THIS CONFIDENTIAL SEPARATION AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS YOU MAY HAVE AGAINST COMPANY AS OF THE DATE OF THIS AGREEMENT.

This Agreement is presented to Employee on or before October 3, 2007.  Employee acknowledges that he has reviewed this Agreement in its entirety.  Employee acknowledges that he has been granted at least twenty-one (21) days within which to consider this Agreement.  Employee has, by this Agreement, been advised in writing to consult with legal counsel prior to executing this Agreement.  Employee acknowledges that if he executes this Agreement prior to the expiration of twenty-one (21) days, or chooses not to consult legal counsel, he does so freely and knowingly, and waives any and all claims that such action or inaction would affect the validity of this Agreement.  Employee further acknowledges that any changes to this Agreement, whether material or immaterial, do not restart the twenty-one (21) day period.

Employee understands that he may cancel this Agreement at any time on or before the seventh day following the date on which he signs the Agreement.  To be effective, the decision to cancel must be in writing and delivered to Company, personally or by facsimile, on or before the seventh day after Employee signs this Agreement, to the attention of:

Bob Ryan

Senior Vice President, People

Kimball Hill, Inc.

5999 New Wilke Road

Rolling Meadows, IL  60008

Fax No.: (866) 328-9051

The Separation Payment will not be made until fifteen (15) days have elapsed after the date on which Company has received this Agreement signed by Employee.  No payments will be due and owing under this Agreement if Employee cancels this Agreement as provided in this Section 7.  All payments shall be made by certified mail, return receipt requested, to Employee at the following address and shall be considered paid as of the date of mailing:

                Eugene K. Rowehl

                _______________________

                _______________________

8.             Employee’s Covenant Not to Sue.  A “covenant not to sue” is a legal term which means you promise not to file a lawsuit in court or an arbitration. It is different from the Waiver and Release of Claims contained in Section 7 above. Besides waiving and releasing the claims covered by Section 7 above, Employee further covenants and agrees not to sue the Company or any other Releasee based on any claim released by Employee under Section 7 of this Agreement, except that this Agreement does not limit Employee’s right to file a charge of discrimination against the Company under ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other administrative agency or to bring a lawsuit against the Company to challenge the validity of this Agreement under the ADEA.  This Agreement does, however, waive and release Employee’s right to recover money or other individual relief under ADEA or any other statute.

9.             Employee Acknowledgments.  Employee acknowledges and agrees that (i) Employee has been paid for all hours worked, including overtime and vacation pay; (ii) Employee has not suffered any on-the-job injury for which he has not already filed a claim; and (iii) this Agreement states fully all agreements, understandings, promises, and commitments as between Employee and Company relating to the termination of Employee’s employment and (iv) in deciding to sign this Agreement, Employee has not relied on any representations, statements, agreements, understandings, promises, or commitments that are not expressly set forth in this Agreement.

10.           Employee Cooperation and Assistance in On-Going Company Matters.  Employee agrees to cooperate fully with Company, including its attorneys or accountants, in providing continuing assistance to Company as needed (a) to enable an orderly transition of Employee’s responsibilities, (b) to provide information and advice with respect to matters with which Employee was involved during his employment with Company, and (c) in connection with any potential or actual litigation, or other real or potential disputes, which directly or indirectly involves Company.  Employee agrees to appear as a witness and be available to attend depositions, consultations, or meetings regarding litigation or potential litigation as requested by Company.  Company acknowledges that these efforts, if necessary, will impose on Employee’s time and would likely interfere with other commitments Employee may have in the future.  Consequently, Company shall attempt to schedule such depositions, consultations, or meetings in coordination with Employee’s schedule, but Employee recognizes that scheduling of certain court proceedings, including depositions, may be beyond Company’s control.  Likewise, Company agrees to compensate Employee for Employee’s time hereunder at a rate equal to $100.00 per hour for actual time spent traveling to and from and attending such depositions, consultations, or meetings, not to include ancillary time spent at hotels and related locations during evenings between proceedings.  Company also agrees to reimburse Employee for the out-of-pocket expenditures actually and reasonably incurred by Employee in connection with the performance of the services contemplated by this Section 10, including hotel accommodations, coach air fare transportation, and meals, consistent with Company’s generally-applicable expense reimbursement policies.  It is expressly understood by the parties that any compensation paid by Company to Employee under this Section 10 shall be in exchange for Employee’s time only and is not agreed, intended, or understood to be dependent upon testimony favorable to Company or upon the character or content of any information Employee discloses in good faith in any such proceedings, consultations, or meetings.

11.           Employee Agreement Not to Seek Future Employment.  Employee agrees he will not apply for employment or otherwise request to be considered for employment with the Company or any other Releasee.  Violation of this provision alone shall be a lawful basis for denying reemployment in the event Employee does seek such reemployment. In the event the Company or any of the Releasees hires Employee, Employee understands and agrees that the Company or the Releasees will have automatic cause to terminate Employee’s employment and that the termination of Employee’s employment shall not constitute a violation of any federal, state, or local law, judicial decision, order, or regulation.  Employee further agrees and acknowledges that s/he hereby voluntarily waives, releases, discharges and acquits any such cause of action, if any.

12.           Mutual Nondisparagement.  Company and Employee each agree that they hold the other in esteem and each agrees not to make disparaging comments about the other. Company and Employee further agree that each will not engage in any other conduct that would otherwise harm the reputation or good will of Company or its management or Employee.

13.           Arbitration.

A.            Excepting only the claims identified in Subparagraph B below, any and all disputes and claims arising out of or relating to your employment by the Company, including any disputes or claims relating to this Agreement, that are not resolved by negotiation between us shall be submitted to mediation administered by the American Arbitration Association (the “AAA”) by one mediator under its Employment Arbitration Rules and Mediation Procedures in effect at the time of filing of the demand for mediation. If the dispute or claim is not resolved through mediation, then it shall be submitted exclusively to final and binding arbitration administered by the AAA under its Employment Arbitration Rules and Mediation Procedures in effect at the time of filing of the demand for arbitration.

B.            This arbitration agreement excludes only the following matters:  (i) a claim for workers’ compensation benefits; (ii) a claim for unemployment benefits; (iii) the right to file a charge of discrimination with an administrative agency (except that any subsequent claim brought by you against the Company for individual relief pursuant to a right-to-sue letter is covered by this agreement and must be arbitrated); and (iv) the right to file a charge alleging any unfair labor practice under the NLRA. All other disputes and claims between us shall be arbitrated. In addition, any action by Company to obtain injunctive relief for breach of Employee’s confidentiality obligations under Section 6 of this Agreement may be maintained in a court of competent jurisdiction.

C.            A request for arbitration shall be filed in writing with the AAA and a copy shall be provided to the other party. All questions regarding the arbitrability of a dispute or claim (including all claims that fraud or misrepresentation induced either party to sign this arbitration agreement) will be resolved by the arbitrator. Unless the parties agree otherwise in writing, there shall be one arbitrator. Arbitration shall be held in Chicago, Illinois or such other place as the parties may mutually agree.   The arbitrator may grant any remedy or relief that a court of competent jurisdiction would be authorized to award under applicable law.  The decision or award of the arbitrator shall be in writing and shall include the reasons for the arbitrator’s decision.  The decision of the arbitrator shall be final and binding on both parties, and judgment upon the arbitral award may be entered in any court of competent jurisdiction.

D.            Unless otherwise provided by law, each party shall pay its own expenses, including without limitation attorneys’ fees and costs (including the cost of experts), except that the Company shall pay all of the AAA filing and administrative fees and all of the fees of the arbitrator assigned by the AAA to resolve the dispute or claim.

E.             In the event that either party files, and is allowed by the courts to prosecute, a court action on any dispute or claim, then you and the Company also agree to waive the right to request a jury trial, and we both understand and acknowledge that by signing this agreement, we are both giving up any right to have any disputes or claims relating to your employment decided in a trial by jury.

14.           Non-Assignment.  This Agreement is personal to Employee, and Employee may not assign, transfer, or pledge this Agreement or any rights or payments arising under this Agreement.

15.           Governing Law.  This Agreement shall be governed by the laws of the State of Illinois, excluding its choice of laws rules.

16.           Severability.  If any provision of this Agreement is found by a tribunal of competent jurisdiction to be invalid or unenforceable, then that provision and this Agreement shall be deemed to be modified to the extent necessary to render the provision valid or enforceable, and the modified Agreement shall be enforced to the maximum extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth below:

Employee		Company

/s/ Eugene K. Rowehl		By:	/s/ C. Kenneth Love

		Its:	President & CEO

Date:	November 5, 2007	Date:	November 7, 2007